FOSTER WHEELER LTD. COMPLETES SALE OF $200 MILLION

                      OF ITS CONVERTIBLE SUBORDINATED NOTES

          CLINTON, N.J., and HAMILTON, BERMUDA, May 31, 2001 --Foster Wheeler Ltd. (NYSE:FWC) announced that it had closed the sale today of $200 million,
6.50 percent Convertible Subordinated Notes due 2007. The size of the offering increased to $200 million from the previously announced $150 million. The arnount of the issue could be further increased by $40 million if the over-allotment is exercised in full.

          The notes are convertible into common shares of Foster Wheeler Ltd. at a conversion price of $16.05 per share. The transaction was structured as a private placement in accordance with Rule 144A and Regulation S under the Securities Act of 1933.

          The notes are noncallable for three years. After May 31, 2004, the notes may be redeemed if the price of Foster Wheeler Ltd. shares exceeds 120 percent of the conversion price for 20 of 30 consecutive trading days. Foster Wheeler intends to use the net proceeds of the convertible subordinated notes to pay existing, borrowings under its revolving credit facilities.

          This news release shall not constitute an offer to sell or a solicitation of an offer to buy the convertible subordinated notes, nor shall there be any sale, of these convertible subordinated notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification -under the securities laws of any such state. Any offer, if any. at all, will be made only by means of an offering memorandum. The convertible subordinated notes have not been registered under the Securities Act. and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

          The  common  shares   received  upon  conversion  of  the  convertible
subordinated notes have not been registered under the Securities Act, as amended, and may not be sold in the United States absent registration or an applicable exemption from registration, requirements.

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Notes to Editors:


1. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development. and management, research, plant operations and environmental services. The Corporation's operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our WorldWide Web site at www.fwc.com.

2. This release contains forward4ooking statements regarding future performance. Forwardlooking statements are beyond the company's ability to control and in-many cases the company cannot predict what factors could cause actual results to differ materially from those indicated in the forward-looking statements. T-bese factors include, but are not limited to, monetary and fiscal policies worldwide, significant changes in trade policies, changes in project schedules and failure to obtain releases from clients. The company's documents filed with the SEC identify important factors, which could cause actual results to differ materially from those indicated in the forward-looking statements.

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